Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 17 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 24, 2003, relating to the financial statements and financial highlights appearing in the October 31, 2003 Annual Report to Shareholders of T. Rowe Price Institutional Foreign Equity Fund and T. Rowe Price Institutional Emerging Markets Equity Fund, comprising T. Rowe Price Institutional International Funds, Inc., which is incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Auditors" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

February 27, 2004